UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HELEN OF TROY LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplemental Information Regarding Proposal 2 –

Advisory Approval of the Company’s Executive Compensation

On or after August 19, 2013, Helen of Troy Limited (the “Company”) plans to send the following communication to certain shareholders responding to the recommendations made by Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”; together with ISS, the “Proxy Advisors”) with respect to the Company’s proposal concerning advisory approval of the Company’s executive compensation to be voted on at the Company’s 2013 Annual General Meeting of Shareholders to be held on August 27, 2013.

At the Company’s 2013 Annual General Meeting of Shareholders to be held on August 27, 2013, shareholders will cast a vote with respect to a proposal concerning advisory approval of the Company’s executive compensation (“Say on Pay” — Proposal 2).  The Company’s Board of Directors has recommended that you vote FOR the approval of our Say on Pay proposal.

Since fiscal 2011 we have (1) made personal visits and phone calls to certain shareholders and listened to our shareholders’ views and (2) entered into a revised employment agreement (the “Employment Agreement”) with our Chief Executive Officer, Gerald J. Rubin, that, as discussed below, resulted in a fixed term of employment for Mr. Rubin through the elimination of an evergreen provision, reduced severance with no severance at the end of the Employment Agreement and eliminated other governance and problematic pay practices.  As discussed in our 2013 proxy statement, the members of the Compensation Committee of the Board of Directors recognize that Mr. Rubin’s compensation is high relative to compensation paid to chief executives of companies of similar size.  In order to obtain Mr. Rubin’s consent to eliminate the evergreen, reduce certain severance costs and remedy certain other governance and pay practices contained in Mr. Rubin’s prior agreement, the Compensation Committee agreed to provide Mr. Rubin the opportunity to earn under the Employment Agreement what he could have earned under his prior agreement so long as he achieved certain shareholder-approved performance targets.  Establishing a fixed term to the Employment Agreement and eliminating the evergreen will allow the Compensation Committee, following the end of the Employment Agreement, to further align the Chief Executive Officer’s compensation in a manner that is responsive to shareholder interests, reflective of the marketplace, and tied to the Company’s performance.  Therefore, after the end of the Employment Agreement, the Compensation Committee intends to structure future compensation of the Chief Executive Officer within a range paid to chief executives of peer companies.

We understand that many of our major shareholders have their own voting policies and views on compensation matters and do not automatically follow the vote recommendations of the Proxy Advisors.  However, given that most institutional investors do subscribe to one or both of the Proxy Advisors’ services and do consider their vote recommendations and reports, we believe it is important to publicly address certain statements made by the Proxy Advisors in their 2013 reports for the information of all of our shareholders.

Our Position and Mr. Rubin’s Employment Agreement

We are filing this supplemental information because the Proxy Advisors have recommended a vote against our Say on Pay proposal.  ISS has acknowledged that the Company has made substantial progress in eliminating the governance and problematic pay practices in Mr. Rubin’s prior agreement by, for example, eliminating the evergreen provision.  Notwithstanding this progress as well as the fact that our shareholders previously approved (and the Proxy Advisors previously recommended they approve) the compensation elements and performance goals set forth in the Employment Agreement, the Proxy Advisors have recommended a vote against our Say on Pay proposal for 2013.  We do not believe shareholders should follow the Proxy Advisors’ recommendations to vote against our Say on Pay proposal and we desire to highlight for our shareholders the following items:

•                  Since fiscal 2011 the Company has made substantial progress in reforming Mr. Rubin’s compensation program, including eliminating problematic governance and pay practices (including an evergreen provision) in Mr. Rubin’s previous employment agreement and reducing severance with no severance at the end of the Employment Agreement.  The current employment term is scheduled to expire on February 28, 2015.  The compensation elements and performance goals set forth in the Employment Agreement were approved by shareholders in 2011 and 2012 (with the Say on Pay proposals receiving “FOR” votes from approximately 96% and 93%, respectively, of the votes cast in those years).  Importantly, the Employment Agreement was conditioned upon the approval of the performance goals by the shareholders in 2011.  So, we could not and would not have entered into the Employment Agreement without that approval.  Mr. Rubin’s compensation program described in the 2013 proxy statement and the subject of our 2013 Say on Pay proposal is the same program that was presented to and approved by our shareholders in the 2011 and 2012 Say on Pay votes.

•                  As described in the 2013 proxy statement, after the end of the Employment Agreement, the Compensation Committee plans to significantly reduce the total compensation package to the Chief Executive Officer and intends to structure future compensation of the Company’s Chief Executive Officer within a range paid to chief executives of peer companies.

•                  Except for awards specifically provided for by the Employment Agreement and approved by shareholders in the 2011 and 2012 Say on Pay proposals, the Company has not granted any additional equity awards to Mr. Rubin since fiscal 2011.  Moreover, the Compensation Committee does not intend to grant Mr. Rubin any additional equity awards during the term of his Employment Agreement that are not, as of this date, provided for in the Employment Agreement and described in the 2013 proxy statement.

•                  The Employment Agreement replaced a prior employment agreement with Mr. Rubin that had been entered into in 1999 and remedied certain governance and pay practices.  In fact, in its 2013 report, ISS noted that the removal of the problematic features was “laudable.”  Among other things, the Employment Agreement:

•                  Set a fixed term that ends on February 28, 2015 and eliminated an evergreen provision in the 1999 agreement that renewed the term of the agreement on a daily basis for three years; and

•                  Substantially eliminated perquisites, eliminated tax gross-ups, and reduced Mr. Rubin’s severance over its term under certain conditions and provides for no severance if the Employment Agreement terminates at its expiration.

Substantially All of Mr. Rubin’s Compensation is Performance-Based

Under the Employment Agreement, substantially all of Mr. Rubin’s compensation is performance-based.  For fiscal year 2013, 98.56% of Mr. Rubin’s aggregate base and incentive compensation was tied to Company performance.  In addition, the Employment Agreement continues the performance-based focus of Mr. Rubin’s compensation with certain modifications to the performance goals and mix of compensation.  The Employment Agreement changed the short-term elements and goals for our Chief Executive Officer’s incentive compensation and set new long-term performance measures with compensation payable in the form of restricted stock and restricted stock units (“RSUs”) that are earned based on the achievement of shareholder-approved performance goals and are subject to time vesting.  These shareholder-approved performance goals are described in the Company’s 2011 and 2012 proxy statements and were the subject of the Say on Pay approvals for those years.

Mr. Rubin’s Realized Compensation for Fiscal 2013 is Substantially Less Than the Amounts Set Forth in the Summary Compensation Table

As described in our 2013 proxy statement, the performance RSUs and restricted stock awarded to Mr. Rubin in fiscal year 2013 are intended to constitute his long-term equity incentives through the term of the Employment Agreement, which is currently scheduled to expire on February 28, 2015.  Under SEC rules, stock awards are shown as compensation for the year in which they were granted for SEC reporting purposes, based on their grant date fair values.  Consequently, the Summary Compensation Table in our 2013 proxy statement reports the grant date fair value of all of the performance RSUs and restricted stock awarded with respect to fiscal year 2013, even if they are not earned or have not yet vested and even if they were later cancelled (such as upon Mr. Rubin’s termination).  Furthermore, in the Summary Compensation Table, all of the performance RSUs are treated as being granted in fiscal year 2013 based on the probable outcome of the performance conditions regardless of whether the performance conditions are achieved.  As a result, the Summary Compensation Table does not describe the benefits actually realized by Mr. Rubin.  In fact, as disclosed in our 2013 proxy statement, in fiscal year 2013 Mr. Rubin realized 33.7% of the total compensation reported in the Summary Compensation Table.

The Company Continues to Deliver Strong Shareholder Returns and Financial Results

Despite a retail environment and economy in our industry that remained challenging during fiscal year 2013, we were able to meet a number of objectives aimed to further our core initiatives to grow our business and increase shareholder value, including: (1) a return on average equity for fiscal year 2013 of 13.5%; (2) a cumulative total shareholder return over the past five fiscal years that exceeds both the NASDAQ Market Index and the Dow Jones-U.S. Personal Products, Broad Market Cap, Yearly, and Total Return Index; and (3) record net income of $115.7 million, an increase of 4.8 percent compared to fiscal year 2012.

Summary

In light of the above discussion, we do not believe shareholders should follow the Proxy Advisors’ recommendations to vote against our Say on Pay proposal because the facts do not support these recommendations.  We have previously responded to specific shareholder concerns regarding executive compensation by entering into the Employment Agreement, resulting in a fixed term of employment for Mr. Rubin through the elimination of an evergreen provision, reduced severance and the elimination of other problematic governance and pay practices, including certain perquisites and tax gross-ups.  Indeed, the compensation elements and performance goals set forth in the Employment Agreement were overwhelmingly approved by our shareholders in 2011 and 2012.  These compensation elements and goals remain the same.  Importantly, upon the expiration of the term of the Employment Agreement the Compensation

Committee plans to significantly reduce the total compensation package to the Chief Executive Officer and structure the package to be within a range paid to chief executives of peer companies.

Most importantly, we will continue to listen to our shareholders on matters of compensation and other issues.  The Compensation Committee and the Board of Directors are committed to reviewing and carefully considering the outcome of the advisory vote to approve the Company’s executive compensation and our shareholders’ opinions when making future decisions regarding executive compensation programs.

We urge our shareholders to vote in favor of the Company’s Say on Pay proposal (Proposal 2).  Your vote is very important, and we appreciate your continued support of the Company.

If you have any questions, require assistance in voting your proxy card, or need additional copies of the Company’s proxy materials, please call our proxy solicitation firm, AST Phoenix Advisors, toll-free at (877) 478-5038.  The Company will pay AST Phoenix Advisors a fee of $12,500 plus reimbursement for reasonable out-of-pocket expenses.  Shareholders also may find additional information about the 2013 Annual General Meeting of Shareholders, including how to vote, in our 2013 proxy statement, which was filed with the SEC on June 28, 2013.

This communication may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  Permission to refer to ISS or Glass Lewis was neither sought nor obtained.